PROMISSORY NOTE

$ 92,648	December 29, 2005

VALUE RECEIVED, the undersigned, eTwine, Inc., a New York corporation whose address is 366 North Broadway, Suite 410, Jericho, New York 11573 (“Maker”) agrees to pay to the order of Darrell Lerner, an individual whose address is 141 Great Neck Rd, Apt 2H, Great Neck, NY 11021 (“Holder”), the principal sum of Ninety-two Thousand Six Hundred Forty Eight and 00/100 ($92,648.00) Dollars with interest at the rate of six (6%) percent. The principal and interest shall be repaid in full on or before December 31, 2008 to be paid in lawful money of the United States at Darrell Lerner 141 Great Neck Rd, Apt 2H, Great Neck, NY 11021 or at such other place as Holder may designate.

Upon mutual consent of Holder and Maker, Maker has the right to convert, in part or in total, the amount due and payable under this Note, into shares of Maker’s common stock, par value $.001, at a conversion rate of $.25 per share. At the time of conversion, all rights and obligations under this Note shall immediately cease.

Maker hereby waives presentment, demand, notice, protest, the benefit of any homestead exemption law of any state and all other formalities in connection with the delivery, acceptance, performance or enforcement of this Note. Any failure by Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time or times. The waiver by Holder of a breach or default of any provision of this Note shall not operate or be construed as a waiver of any subsequent breach or default thereof.

If Maker fails to make the payment required hereunder and such failure to pay continues for a fifteen (15) day period after the payment is due, it shall constitute a default under this Note. Upon the occurrence of any default under this Note, Holder shall provide written notice to Maker of such default. If Maker fails to cure such default within ten (10) days after receipt of Holder’s notice, the entire balance of this Note shall be immediately due and payable. In the event that Maker defaults under the terms of this Note, the Holder shall have all rights and remedies available under the law.

This Note shall be binding upon, and inure to the benefit of Maker, Holder and their respective successors and assigns. This Note shall be construed and governed by the laws of the State of New York. The provisions of this Note are severable and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note. In the event, that Maker defaults on the terms of this Note, Maker shall pay all legal fees incurred by Holder as a result of such default.

ATTEST:	ETWINE, INC.

_______________________________	/S/ Clifford Lerner

CLIFFORD LERNER

PRESIDENT